UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

COOPER-STANDARD HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1945088
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

39550 Orchard Hill Place Drive Novi, Michigan	48375
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.    ☒

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: common stock, par value $0.001 per share

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

This registration statement registers under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the common stock, par value $0.001 per share, of Cooper-Standard Holdings Inc., a Delaware corporation. Unless the context requires otherwise, references to “the Company,” “we,” “our,” or “us” refer to Cooper-Standard Holdings Inc. The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our third amended and restated certificate of incorporation (“certificate of incorporation”), our amended and restated bylaws (“bylaws”), our certificate of designations for our 7% cumulative participating convertible preferred stock (“certificate of designations”) and the provisions of applicable law. Copies of our certificate of incorporation, bylaws and certificate of designations, as well as other agreements defining, limiting or qualifying the rights of holders of common stock are filed as exhibits to this registration statement.

Authorized Capital Stock

The Company has the authority to issue a total of 200,000,000 shares of capital stock, consisting of 190,000,000 shares of common stock (“common stock”) and 10,000,000 shares of preferred stock (“preferred stock”). The Company has designated 2,000,000 shares of its authorized preferred stock as “7% cumulative participating convertible preferred stock” (“7% preferred stock”). All of the issued and outstanding common stock and 7% preferred stock are validly issued, fully paid and non-assessable.

Common Stock

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of our 7% preferred stock and any other series of our preferred stock which we may designate and issue in the future.

Voting rights

Holders of shares of common stock are entitled to one vote for each share on each matter properly submitted to the stockholders of the Company on which holders of common stock are entitled to vote. Except as otherwise provided by law, the holders of 7% preferred stock are entitled to vote (on an “as-converted” basis), together with holders of shares of common stock as one class, on all matters upon which holders of common stock have a right to vote. The holders of common stock and 7% preferred stock do not have cumulative voting rights.

Dividend rights

Subject to limitations under Delaware law and to the rights of holders of any outstanding series of preferred stock, the holders of shares of common stock are entitled to receive ratably dividends and other distributions when, as and if declared by our board of directors out of assets or funds legally available therefor. However, for so long as any shares of 7% preferred stock are outstanding, dividends may not be declared or paid on common stock (unless paid in common stock) unless (i) the full cumulative preferred dividends on the 7% preferred stock have been paid (in cash or “in-kind” with additional shares of 7% preferred stock (“additional preferred shares”)) and, in the case of a cash dividend, the Company has redeemed all additional preferred shares tendered to the Company pursuant to an offer to purchase such additional preferred shares required to be made by the Company as a condition to paying any such cash dividend and (ii) holders of 7% preferred stock simultaneously receive their participating dividend on an “as-converted” basis.

Liquidation rights

In the event of the liquidation, dissolution or winding-up of the Company, holders of common stock are entitled to share ratably in proportion to their shareholding in the Company assets, if any, remaining after the payment of all the Company’s debts and liabilities, subject to any liquidation preference of any outstanding series of preferred stock, including the 7% preferred stock.

Other rights

Holders of common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to common stock. Shares of our common stock are not convertible.

Warrants to Purchase Common Stock

An aggregate of 2,419,753 warrants have been issued and 2,419,753 shares of common stock are issuable upon exercise of the warrants. The warrants are exercisable into shares of common stock at an exercise price of $27.33 per share (subject to adjustment in accordance with anti-dilution protections) or on a cashless basis whereby for each warrant exercised its holder will receive a number of shares of common stock equal to (i) the closing sale price (as defined in the Warrant Agreement (the “warrant agreement”) that the Company entered into with Computershare Inc. and Computershare Trust Company, N.A. on May 27, 2010) minus the exercise price (in each case as of the exercise date) divided by (ii) such closing sale price. The warrants may be exercised at any time prior to the close of business on November 27, 2017.

The warrants are subject to certain anti-dilution protection. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events with respect to the common stock, including: subdivisions, combinations or reclassifications of shares of common stock; stock dividends; certain distributions of securities, cash or other property; certain tender or exchange offers; shareholder rights plans; and certain issuances of common stock or securities convertible into or exchangeable or exercisable for common stock. Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock.

No fractional shares will be issued upon exercise of warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, the Company will pay cash valued at the closing sale price of the common stock on the exercise date. The warrants are not redeemable.

The foregoing description of the warrants and the warrant agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 4.2 to this registration statement and is incorporated herein by reference.

Preferred Stock

As of March 17, 2011, 1,052,444 shares of 7% preferred stock were issued and outstanding, including 10,780 additional preferred shares issued in the form of “in-kind” dividends.

Ranking

The 7% preferred stock ranks senior to the common stock and all other classes or series of the Company’s capital stock, except for any other class or series, the terms of which expressly provide that it ranks on a parity with the 7% preferred stock with respect to preferred dividend rights, rights of redemption and rights upon liquidation, dissolution or winding-up of the Company (“junior securities”).

Liquidation rights

In the event of the Company’s liquidation, dissolution or winding-up, holders of 7% preferred stock are entitled to priority in payments from the Company in an amount per share of 7% preferred stock equal to the greater of (x) the stated value of the 7% preferred stock (currently one hundred dollars, subject to adjustments for any stock split or combination or similar recapitalization of the 7% preferred stock) (the “stated value”) plus accrued and unpaid cumulative preferred dividends and (y) the amount such share of 7% preferred stock would be entitled to receive pursuant to such liquidation, dissolution or winding-up if such share had been converted into shares of common stock.

Dividend rights

Holders of 7% preferred stock are entitled to receive, when, as and if declared by our board of directors, out of funds legally available for the payment of dividends, cumulative preferred cash dividends at the rate of 7% per annum on the sum of (x) the stated value and (y) all accrued and unpaid dividends for all past dividend periods. Dividends are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. The Company may, at its option, pay preferred dividends “in-kind” with additional preferred shares; provided that all accrued and unpaid dividends for all past dividend periods have been declared and paid in full (whether in cash or in-kind). In addition to the cumulative preferred dividends, holders of shares of 7% preferred stock are entitled to receive dividends and distributions (other than distributions payable in common stock) to the same extent, on the same basis and at the same time as dividends and distributions with respect to the common stock determined, when, as and if declared by our board of directors, out of funds legally available therefor, in accordance with the number of shares of common stock issuable upon conversion of the 7% preferred stock at the time such dividend is declared (each, a “participating dividend”).

For so long as any shares of 7% preferred stock are outstanding, dividends may not be declared or paid on any junior security (unless paid in a junior security, and, in the case of common stock, unless paid in common stock) and the Company may not acquire any junior security unless the full cumulative preferred dividends on the 7% preferred stock have been paid (in cash or additional preferred shares) and, in the case of a cash dividend on or cash acquisition of any junior security, unless the Company has redeemed all additional preferred shares tendered to the Company pursuant to an offer to purchase such additional preferred shares required to be made by the Company as a condition to such cash dividend or acquisition. The Company also may not declare or pay any dividend or make any distribution on common stock unless the holders of 7% preferred stock simultaneously receive their participating dividend.

Conversion rights

Shares of 7% preferred stock are convertible at any time and from time to time into shares of common stock at the option of the holders. The initial and current conversion price of the 7% preferred stock is $23.30574 per share of common stock, subject to adjustment upon certain events with respect to the common stock, including: dividends and distributions on the common stock payable in common stock; subdivisions, splits, combinations and reclassifications of common stock; certain tender or exchange offers; rights plans; reorganizations where the common stock is converted into or exchanged for securities, cash or other property; and certain issuances of common stock or securities convertible into or exchangeable or exercisable for common stock. The number of shares of common stock deliverable upon conversion is equal to the number obtained by dividing (i) the sum of the stated value and all accrued and unpaid cumulative preferred dividends by (ii) the conversion price.

The Company may cause the conversion of some or all of the 7% preferred stock into the number of shares of common stock as provided in the preceding paragraph, at any time after May 27, 2013 if (i) the closing sale price of the common stock exceeded 155% of the conversion price for each of 30 consecutive trading days within the 45-day period prior to the notification by the Company to the holders of the 7% preferred stock of its exercise of the conversion right, (ii) the common stock has been listed on the New York Stock Exchange (the “NYSE”) or the NASDAQ Global Select Market or the NASDAQ Global Market (collectively “NASDAQ”) and has been registered pursuant to Section 12 of the Exchange Act, and (iii) a registration statement covering resales of the common stock issuable upon conversion of the 7% preferred stock has been declared effective prior to the date of the conversion notice and will remain available for resales for at least 60 days after the conversion date, subject to certain exceptions.

The Company may cause the conversion of all shares of 7% preferred stock into shares of common stock immediately prior to the consummation of an underwritten initial public offering of the common stock if (i) the holders of two-thirds of the then outstanding shares of 7% preferred stock approve the conversion and (ii) the common stock has been listed on the NYSE or NASDAQ and has been registered pursuant to Section 12 of the Exchange Act.

In the event of a “cash transaction” (as defined below), the Company may, at its option, cause all of the shares of 7% preferred stock to be converted in the cash transaction into a cash amount per share (the “cash transaction value”) equal to the greater of (i) in the case of a cash transaction that occurs (A) prior to May 27, 2011, the sum of the stated value plus accrued and unpaid cumulative preferred dividends to the date of the consummation of the cash transaction (the “consummation date”) multiplied by 1.175, (B) on or after May 27, 2011 and prior to May 27, 2015, the sum of the stated value plus accrued and unpaid cumulative preferred dividends to the consummation date multiplied by 1.125 and (C) thereafter, the sum of the stated value plus accrued and unpaid cumulative preferred dividends to the consummation date and (ii) the conversion value of a share of the 7% preferred stock as of the consummation date (the product of the closing sale price of the common stock times the number of shares of common stock into which a share of 7% preferred stock is convertible into, in each case as of the consummation date). “Cash transaction” means a merger, consolidation, share exchange or other similar transaction or a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s consolidated assets in which all of the common stock is converted into the right to receive cash.

Redemption rights

On or within 30 days after receipt of a notice from the Company of the occurrence of certain events that constitute a change of control or involve a cash transaction, the holders of 7% preferred stock may require the Company to redeem all or a portion of their 7% preferred stock at a cash price per share equal to the greater of (x) the stated value plus accrued and unpaid cumulative preferred dividends or (y) the value of the shares of the common stock into which a share of 7% preferred stock is convertible on the second trading day prior to the redemption date (based on the closing sale price of the common stock on such trading date). If a cash transaction occurs prior to May 27, 2015, holders of 7% preferred stock will be entitled to receive (instead of the cash price specified in the preceding sentence) a cash price per share equal to the greater of (i) the cash transaction value and (ii) the conversion value of the 7% preferred stock as of the consummation date.

From and after May 27, 2016, the Company may, at its option, redeem shares of 7% preferred stock at any time, in whole or in part, at a cash price per share equal to the greater of (x) the sum of the stated value plus accrued and unpaid cumulative preferred dividends to the redemption date (which sum will be multiplied by 1.125 if the redemption occurs prior to May 27, 2017) (the “redemption value”) and (y) 75% of the conversion value of the 7% preferred stock as of the second trading day prior to the redemption date. If 75% of the conversion value of the 7% preferred stock exceeds the redemption value (the amount of such excess being referred to as the “excess value”), the Company has the right to redeem the shares of 7% preferred stock by paying an amount in cash equal to the redemption value and issuing such number of shares of common stock equal to the excess value. The Company may not exercise its optional redemption right unless a registration statement covering resales of the common stock issuable upon conversion of the 7% preferred stock has been declared effective prior to the date of the redemption notice and will continue to be effective and available for resales for at least 60 days after the redemption date, subject to certain exceptions. In addition, in order for the Company to exercise its optional redemption right, all cumulative preferred dividends and all participating dividends must have been paid for all past dividend periods.

Voting rights

Each share of 7% preferred stock carries one vote for each share of common stock into which such share of 7% preferred stock may be converted on the record date for the determination of the stockholders entitled to vote and will be entitled to vote on any matter upon which shares of the common stock are entitled to vote, voting together with the common stock and not as a separate class. In addition, the holders of two-thirds of the outstanding 7% preferred stock are required to approve certain actions, including:

    •  changes to our certificate of incorporation or the certificate of designations of the 7% preferred stock that are adverse to the rights or powers of the 7% preferred stock;

    •  changes to the 7% preferred stock (whether by merger, consolidation, reclassification or otherwise) into cash, securities or other property; except in accordance with the certificate of designations or, in the case of a merger or consolidation involving the Company in which it is not the surviving entity, the 7% preferred stock may be exchanged for an equivalent number of shares of preferred stock of the surviving or resulting entity with substantially the same terms as the 7% preferred stock;

    •  any issuance of shares of 7% preferred stock (other than additional preferred shares issued as “in-kind” dividends); provided, however, that any issuance of shares of 7% preferred stock that are not offered to the existing holders of 7% preferred stock on a pro rata basis relative to their holdings on the same terms as offered to other participants in the issuance shall require the approval of each holder of 7% preferred stock;

    •  the creation, authorization, issuance or increase in the authorized amount of any equity security that ranks equally with or senior to the 7% preferred stock with respect to dividend rights, rights of redemption or rights of liquidation, dissolution or winding-up of the Company; and

    •  the conversion of the shares of 7% preferred stock into shares of common stock immediately prior to the consummation an underwritten initial public offering.

Section 203 of the Delaware General Corporation Law Does Not Apply

The Company has elected not to be governed by Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 of the DGCL provides that an “interested stockholder” (a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the outstanding voting stock of a corporation) may not engage in business combinations (such as mergers, consolidations, asset sales and other transactions in which an interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders) with the corporation for a period of three years after the date on which the person became an interested stockholder unless: (i) prior to such time, the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s outstanding voting stock at the time the transaction commenced; or (iii) at or after the time a person became an interested stockholder, the business combination is approved by the corporation’s board of directors and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law

Certain provisions that are included in our certificate of incorporation and bylaws, which are summarized in the following paragraphs, and applicable provisions of the DGCL, may have the effect of discouraging transactions that involve an actual or threatened change of control of the Company or changing our board of directors and management. In addition, provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder’s best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

Blank check preferred

Our board of directors is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to establish the number of shares to be included in each series and to fix the voting powers, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each series and the qualifications, limitations and restrictions thereof. We may issue our preferred stock in ways that may delay, deter or prevent a change in control of the Company without further action by our stockholders and may affect the voting and other rights of the holders of our common stock. The issuance of our preferred stock with voting and conversion rights also may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. Our board of directors may issue, or reserve for issuance, any series of preferred stock to be used in connection with a “poison pill” or similar “shareholder rights plan” which, if implemented, may delay, deter or prevent a change in control of the Company.

Directors, not stockholders, fix the size of our board of directors

Our certificate of incorporation provides that the number of directors on our board of directors is initially seven and shall be fixed from time to time by our board of directors.

Remaining directors, not stockholders, fill board vacancies

Newly created directorships resulting from any increase in our authorized number of directors and vacancies in our board of directors resulting from death, resignation, retirement, disqualification or removal from office may be filled solely by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders).

Calling of special meetings of stockholders

Our certificate of incorporation provides that special meetings of our stockholders: (i) may be called by the chairman of the board, the chief executive officer, or any member of the board of directors pursuant to a resolution adopted by a majority of our board of directors; and (ii) must be called by the secretary at the written request (a “special meeting request”) of the holders of record of at least 20% of the voting power of the outstanding stock entitled to vote on the matter or matters to be brought before the proposed special meeting.

Stockholder action by written consent

The DGCL permits stockholder action by written consent unless otherwise provided by a corporation’s certificate of incorporation. Our certificate of incorporation provides that our stockholders may not act by written consent, unless the action by written consent of the stockholders is approved in advance by a resolution of our board of directors or except as expressly provided by the terms of any series of preferred stock.

Advance notice requirements for stockholder proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals. Stockholders will only be able to consider proposals at an annual meeting that are specified in the notice of meeting or brought before the annual meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. In order to bring business before an annual meeting, a stockholder’s notice must be received by the secretary of the Company at the principal executive offices of the Company not later than 90 calendar days or earlier than 120 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder to be timely must be so received not earlier than 120 calendar days and not later than 90 calendar days before the date of such annual meeting or the tenth day following the date on which public announcement of the date of the annual meeting is first made by the Company. The adjournment or postponement of an annual meeting or the public announcement thereof does not commence a new time period for the giving of a stockholder’s notice as described above.

Under our bylaws, the business transacted at any special meeting is limited to those matters stated (i) in the notice of such special meeting and (ii) if applicable, in the special meeting request. In the case of a special meeting called due to a special meeting request, a stockholder proper notice to our secretary must be received not later than 15 days prior to the meeting.

Advance notice requirements for director nominations

Our bylaws establish advance notice procedures with respect to stockholder nomination of candidates for election as directors (other than as may be provided by the terms of any series of preferred stock with respect to the rights of holders of such series of preferred stock to elect directors). Stockholders will only be able to consider nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. In order to nominate directors to our board of directors at an annual meeting, a stockholder’s notice must be received by the secretary of the Company at the principal executive offices of the Company not later than 90 calendar days or earlier than 120 calendar days before the first anniversary of the previous year’s annual meeting of stockholders, subject to certain exceptions contained in our bylaws. If the date of the applicable annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by a stockholder to be timely must be so received not earlier than 120 calendar days and not later than 90 calendar days before the date of such annual meeting or the tenth day following the date on which public announcement of the date of the annual meeting is first made by the Company. Notwithstanding the foregoing, if the number of directors to be elected to our board of directors at an annual meeting is greater than the number of nominees of the Company and there is no public announcement by the Company of a decrease in the size of the board of directors at the time notice of the meeting is given to stockholders, a stockholder’s notice shall be timely (but only with respect to the directorships for which the Company has not provided nominees) if proper notice is received not later than 10 days following the date that the notice of the meeting was given by the Company.

In order to nominate directors at a special meeting of stockholders called for the purpose of electing directors, a stockholder’s notice must be received by the secretary of the Company at the principal executive offices of the Company not earlier than 120 calendar days and not later than 90 calendar days before the date of the special meeting or the tenth day following the date on which public announcement of the date of the special meeting is first made by the Company. In the case of a special meeting of stockholders called due to a special meeting request for the purpose of electing directors, proper notice must be received not later than 15 days prior to the meeting.

The adjournment or postponement of an annual meeting or special meeting or the public announcement thereof does not commence a new time period for the giving of a stockholder’s notice as described above.

Amendments to certificate of incorporation

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the following provisions may be amended or repealed by our stockholders only by a vote of at least two-thirds of the voting power of all then outstanding shares of our stock entitled to vote generally in the election of directors, voting together as a single class:

•  the number, election and terms of the directors;

•  the ability of our board of directors to fill vacancies on the board;

•  the removal of directors;

•  the rights of the holders of preferred stock to elect directors;

•  the power of our board of directors to adopt, amend, alter or repeal the bylaws;

•  the limitation on stockholder action by written consent;

•  the limitation and notice requirements for special meetings; and

•  the amendment provision requiring that the above provisions be amended only with a two-thirds supermajority vote of our stockholders.

Limitations on directors’ and officers’ liability

Our certificate of incorporation contains a provision eliminating the personal liability of our directors to the Company or any of our stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. Our certificate of incorporation and our bylaws also contain provisions generally providing for indemnification and prepayment of expenses to our directors and officers to the fullest extent permitted by applicable law.

Registration Rights Agreement

The Company entered into a registration rights agreement on the May 27, 2010 (the “registration rights agreement”) with the “Backstop Purchasers” and “Holders” (as such terms are defined in the registration rights agreement) identified therein. The registration rights agreement requires the Company to register on behalf of the Backstop Purchasers and certain Holders shares of common stock, 7% preferred stock and the warrants (and shares of common stock issuable upon conversion of the 7% preferred stock or exercise of the warrants) held by them under the Securities Act of 1933, as amended, in accordance with the terms and conditions set forth in the registration rights agreement.

The foregoing description of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 4.1 to this registration statement and is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description
3.1	Third Amended and Restated Certificate of Incorporation of Cooper-Standard Holdings Inc., dated May 27, 2010 (incorporated by reference to Exhibit 3.1 to Cooper-Standard Holdings Inc.’s Registration Statement on Form S-1 (File No. 333-168316)).

3.2	Amended and Restated Bylaws of Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 3.2 to Cooper-Standard Holdings Inc.’s Registration Statement on Form S-1 (File No. 333-168316)).

3.3	Cooper-Standard Holdings Inc. Certificate of Designations 7% Cumulative Participating Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to Cooper-Standard Holdings Inc.’s Registration Statement on Form S-1 (File No. 333-168316)).

4.1	Registration Rights Agreement, dated as of May 27, 2010, by and among Cooper-Standard Holdings Inc., the Backstop Purchasers and the other holders party thereto (incorporated by reference to Exhibit 4.3 to Cooper-Standard Holdings Inc.’s Current Report on Form 8-K filed June 3, 2010).

4.2	Warrant Agreement, dated as of May 27, 2010, between Cooper-Standard Holdings Inc. and Computershare Inc. and Computershare Trust Company, N.A., collectively as Warrant Agent (incorporated by reference to Exhibit 4.4 to Cooper-Standard Holdings Inc.’s Current Report on Form 8-K filed June 3, 2010).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

COOPER-STANDARD HOLDINGS INC.

Date: March 21, 2011	By:	/s/ Timothy W. Hefferon
		Name: Title:	Timothy W. Hefferon Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
3.1	Third Amended and Restated Certificate of Incorporation of Cooper-Standard Holdings Inc., dated May 27, 2010 (incorporated by reference to Exhibit 3.1 to Cooper-Standard Holdings Inc.’s Registration Statement on Form S-1 (File No. 333-168316)).

3.2	Amended and Restated Bylaws of Cooper-Standard Holdings Inc. (incorporated by reference to Exhibit 3.2 to Cooper-Standard Holdings Inc.’s Registration Statement on Form S-1 (File No. 333-168316)).

3.3	Cooper-Standard Holdings Inc. Certificate of Designations 7% Cumulative Participating Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to Cooper-Standard Holdings Inc.’s Registration Statement on Form S-1 (File No. 333-168316)).

4.1	Registration Rights Agreement, dated as of May 27, 2010, by and among Cooper-Standard Holdings Inc., the Backstop Purchasers and the other holders party thereto (incorporated by reference to Exhibit 4.3 to Cooper-Standard Holdings Inc.’s Current Report on Form 8-K filed June 3, 2010).

4.2	Warrant Agreement, dated as of May 27, 2010, between Cooper-Standard Holdings Inc. and Computershare Inc. and Computershare Trust Company, N.A., collectively as Warrant Agent (incorporated by reference to Exhibit 4.4 to Cooper-Standard Holdings Inc.’s Current Report on Form 8-K filed June 3, 2010).